9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE December 6, 2012

 CELADON GROUP ANNOUNCES EXECUTIVE TEAM CHANGES

•	Paul Will appointed CEO and President
•	Stephen Russell remains Chairman

INDIANAPOLIS – Celadon Group, Inc. (NYSE: CGI) today announced changes to the roles of members of its executive team. The changes are effective immediately.

Paul Will has been appointed Chief Executive Officer and President and continues to serve on the Board of Directors.  Mr. Will previously served as Vice Chairman, President, and Chief Operating Officer.

Steve Russell continues to serve as the Company's Chairman of the Board and remains an executive officer.

Steve Russell, commented:  "These actions mark the culmination of a successful succession planning effort over the past several years.  Paul Will has been with Celadon for 19 years.  In his most recent roles as President and Chief Financial Officer, Paul consistently demonstrated the business acumen, leadership skills, and commitment to Celadon's people that indicated his readiness for the CEO position.  His key roles in developing the leadership team, integrating acquisitions, and driving efficiency throughout the organization have contributed to record financial results and improved returns on capital.  Moreover, we expect his extensive background and expertise in finance, information technology, and supply chain trends to provide critical perspective in the dynamic and highly competitive market for transportation services for many years to come.  I am very comfortable in passing on to Paul the role of Chief Executive Officer."

Michael Miller, the Company's lead independent director, commented:  "The Company retains Steve's historical industry perspective, emphasis on growth, and cultural values of safety, security, and customer service.  Steve is expected to be actively involved in the management of the Company, including in his long-time roles in corporate strategy and as a primary motivator of the Company's award-winning drivers.   The management changes mark the natural evolution of Celadon and, we believe, position Celadon to build on its successes over the past several years."

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and owns a minority interest in TruckersB2B (www.truckersb2b.com) which provides cost savings to member fleets.